EXHIBIT 3.3

                           ARTICLES OF MERGER
                              BY AND AMONG
              VERSAILLES CAPITAL CORP.,  AMERIMMUNE,  INC.
                                   AND
                       BRITISH LION MEDICAL, INC.


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

     FIRST:    Annexed hereto and made a part hereof is the Agreement and
Plan of Merger regarding the merger of British Lion Medical, Inc., a California profit corporation, with and into Amerimmune, Inc., a newly created Colorado profit corporation and wholly owned subsidiary of Versailles Capital Corp., a Colorado corporation (collectively, the "Constituent Corporations").

     SECOND:   As to each of the Constituent Corporations, whose
shareholders were required to vote for approval, the number of shares cast for the Agreement and Plan of Merger by each voting group entitled to vote separately on the merger was sufficient for approval by that voting group.

     THIRD:    The merger shall become effective upon the filing of these
Articles of Merger with the Colorado Secretary of State.

     IN WITNESS WHEREOF, the undersigned Constituent Corporations, through their respective Presidents, duly executes the above and foregoing Articles of Merger as of this 23 day of February, 1999.

VERSAILLES CAPITAL CORP.                AMERIMMUNE, INC.
 (a Colorado corporation)                (a Colorado corporation)




By /s/ L. MICHAEL UNDERWOOD             By /s/ L. MICHAEL UNDERWOOD
  -------------------------------         -------------------------------
  L. Michael Underwood, President         L. Michael Underwood, President


BRITISH LION MEDICAL, INC.
 (a California corporation)


By /s/ LOIS REZLER
  -------------------------------
  Lois Rezler, President